MIDWAY REPORTS EMPLOYMENT INDUCEMENT AWARD PURSUANT TO SECTION 711(a) OF THE NYSE MKT COMPANY GUIDE

DENVER, CO – December 9, 2014 – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) today announces that it will grant a one-time employment inducement stock option to William Zisch, Midway’s new President and Chief Executive Officer, as part of Mr. Zisch’s previously disclosed compensation package. Midway announced the appointment of Mr. Zisch to serve as President and Chief Executive Officer on October 15, 2014, which appointment will be effective December 10, 2014.

Effective December 10, 2014, Midway granted Mr. Zisch two inducement options as follows: (i) an inducement stock option exercisable to acquire 1,000,000 common shares and (ii) a second inducement stock option exercisable to acquire a certain number of common shares, which calculated based upon the Black Scholes valuation method, provides a value of $500,000 for such option on the date of the grant. The inducement options will have an exercise price equal to the closing price of Midway’s common shares on the grant date. Each inducement option expires 10 years from the grant date and shall vest subject to Mr. Zisch’s continued employment as follows: 1/3 on the first anniversary of the grant date, and an additional 1/12 every three months thereafter. The inducement options were made outside the Company's existing shareholder approved equity incentive plans and were approved by the compensation committee of the Company's board of directors as an inducement material to Mr. Zisch entering into employment with the Company in reliance on Section 711(a) of the NYSE MKT Company Guide, which requires this public announcement. For further details regarding Mr. Zisch’s employment and compensation, please see the Company’s Current Report on Form 8-K filed on October 15, 2014 with the United States Securities and Exchange Commission.

December 9, 2014

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments.

Midway Gold Corp.

Jaime Wells, 720-979-0900

Investor Relations

jwells@midwaygold.com

www.midwaygold.com

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements regarding the vesting of the inducement options: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate”, “target” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  There can be no assurances that the conditions precedent to make additional draws on the project debt package will be met or we will make additional draws on the project debt package even if we complete the conditions precedent. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, potential delay of material deliveries, ability to meet debt covenants and obligations, risks related to fluctuations in gold prices; uncertainties related to raising financing in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; ability to meet loan and financing covenants in the future; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.